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                                                                    EXHIBIT 99.1

                                POWER OF ATTORNEY


      General Electric Company, a New York corporation, has made, constituted and appointed and by these presents does make, constitute and appoint each of Stephen R. Bolze, Ronald J. Herman, Jr., and James M. Waterbury, singly, its true and lawful agents and attorneys-in-fact to act in the name of and on behalf of General Electric Company in negotiating, executing and delivering (i) the Acquisition Agreement dated August 16, 2000 between Smallworldwide plc (the "Company") and General Electric Company relating to the acquisition by GE or its designed assignee (including GE Power Systems Equities, Inc. ("GEPSE")) of all of the shares of the Company pursuant to a recommended cash tender offer (the "Offer") at $20 per share (equivalent to approximately $180 million in aggregate consideration), (ii) the Deeds of Undertaking and the Retention Agreements (together with the Acquisition Agreement, the "Acquisition Documents"), and
(iii) any and all contractual instruments, certificates, documents, deeds or other writings as may be necessary or appropriate in connection with the Offer, together with such changes therein as any of the attorneys-in-fact executing such documents may, in his sole discretion, deem necessary or advisable or appropriate;

      In connection with the foregoing, each of the above-designated attorneys-in-fact acting singly shall have the power and authority to take all such actions to cause to be prepared and filed all such other documents, to make all expenditures, and to execute all contractual instruments, certificates, deeds, documents, acknowledgments, consents and other agreements and to take such further action as may be necessary or desirable in order to carry out the intent and purpose of the foregoing and to effectuate the Offer and the transactions contemplated by the Acquisition Documents, including without limitation the preparation and filing with the US Securities & Exchange Commission of all documentation in connection with the Offer.

      Each of the above-designated attorneys-in-fact acting singly shall have the power and authority to execute all contractual instruments, certificates, deeds, documents, acknowledgments, consents and other agreements and to take such further action as may be necessary or desirable in order to carry out the intent and purpose of the foregoing powers.

      Agreements, documents, deeds, instruments and other writings executed by any of the above-designated attorneys-in-fact in accordance with the terms hereof shall be binding upon General Electric Company without attestation and without affixation of the seal of General Electric Company. The Power of Attorney conferred hereby shall not be delegable.




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            This Power of Attorney and the authority of the above-designated attorneys-in-fact shall automatically terminate on December 31, 2000.

            IN WITNESS WHEREOF, General Electric Company has caused this Power of Attorney to be executed by its duly authorized officer.

            Dated this 15th day of August, 2000.

                              GENERAL ELECTRIC COMPANY



                              By:  _________________________
                                    John G. Rice
                                    Senior Vice President


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